Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

PEERLESS SYSTEMS CORPORATION

a Delaware corporation

at

$7.00 Net Per Share

by

MOBIUS ACQUISITION MERGER SUB INC.

a wholly owned subsidiary of

MOBIUS ACQUISITION, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON FEBRUARY 11, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Mobius Acquisition Merger Sub, Inc., a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned subsidiary of Mobius Acquisition, LLC, a Delaware limited liability company (which we refer to as the “Parent”) is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), of Peerless Systems Corporation, a Delaware corporation (which we refer to as “Peerless” or the “Company”), at a purchase price of $7.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 22, 2014 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Peerless. The Merger Agreement provides, among other things, that immediately following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions and without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Purchaser will be merged with and into Peerless (the “Merger”), with Peerless continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than (i) each Share held by the Company as treasury stock or held by any subsidiary of the Company, Parent or Purchaser (including as a result of the exercise of the Top-Up Option (as defined below) by Purchaser, if applicable), and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares, will be automatically converted into the right to receive the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, Peerless will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer is conditioned upon, among other things, (a) the satisfaction of the Minimum Tender Condition, (as described below) and (b) that no Governmental Authority (as defined below) having enacted, issued, promulgated, enforced or entered any law or order which has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger. The Minimum Tender Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) on or prior to 11:59 p.m., New York City time, on February, 11, 2015 (the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) which, together with any Shares then owned by Parent and its subsidiaries, shall equal at least a majority of the outstanding Shares on a fully-diluted basis as of the Expiration Time. “Governmental Authority” shall mean any United States (federal, state or local), foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency or commission. The Offer also is subject to other customary conditions as described in the Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” There is no financing condition to the Offer.

After careful consideration, the Company’s board of directors has, among other things, unanimously (i) resolved that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of, the Company and the Company’s stockholders, (ii) approved and adopted the Merger Agreement (including the plan of merger described therein), (iii) resolved that the plan of merger contained in the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are adopted and approved and declared advisable under the DGCL and the certificate of incorporation and bylaws of the Company, and (iv) recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

A summary of the principal terms of the Offer appears on pages (i) through (vii). You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Shareholders may call toll free: 1 (800) 322-2885

Banks and Brokers may call collect: (212) 929-5500

January 13, 2015

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Continental Stock Transfer & Trust, in its capacity as depositary for the Offer (which we refer to as the “Depositary”), and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in each case prior to 11:59 p.m., New York City time, on February 11, 2015 (the “Expiration Time”), unless we extend the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer. If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details).

* * * * *

Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the related Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Parent and Purchaser (each as defined below) have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Peerless (as defined below) contained herein and elsewhere in this Offer to Purchase has been taken from or is based upon publicly available documents or records of Peerless on file with the United States Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined below). Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained herein relating to Peerless provided to Parent and Purchaser, or taken from or based upon such documents and records filed with the SEC, are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Peerless Systems Corporation (“Peerless” or the “Company”).
Price Offered Per Share	$7.00 (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes.
Scheduled Expiration of Offer	11:59 p.m., New York City time, on February 11, 2015, unless the Offer (as defined below) is extended or earlier terminated. See Section 1 — “Terms of the Offer.”
Purchaser	Mobius Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Mobius Acquisition, LLC, a Delaware limited liability company.

Who is offering to buy my Shares?

Mobius Acquisition Merger Sub, Inc., or “Purchaser,” a wholly owned subsidiary of Mobius Acquisition, LLC, or “Parent,” is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Peerless, with Peerless being the surviving corporation. Parent is a Delaware limited liability company. See the “Introduction” and Section 8 — “Certain Information Concerning Parent and Purchaser.”

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Parent” to refer to Mobius Acquisition, LLC alone, the term “Purchaser” to refer to Mobius Acquisition Merger Sub Inc. alone and the term “Peerless” or the “Company” to refer to Peerless Systems Corporation alone.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Peerless on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to shares of Peerless common stock that are the subject of the Offer. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How many Shares are you offering to purchase in the Offer?

We are making an offer to purchase for cash all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in Peerless. If the Offer is consummated, Parent intends to have Purchaser consummate the Merger (as described below) immediately after consummation of the Offer. Upon consummation of the Merger, Peerless will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent.

i

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $7.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer,” and Section 2 — “Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and Peerless have entered into an Agreement and Plan of Merger, dated as of December 22, 2014 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Peerless (the “Merger”). If we consummate the Offer and the conditions to the Merger are satisfied or waived, we intend to effect the Merger without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Certain Conditions of the Offer.”

Will you have the financial resources to make payment? Is the Offer conditioned on you obtaining financing?

Parent will provide Purchaser with sufficient funds to consummate the Offer and the Merger. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and the Merger, including payment of any fees, expenses and other related amounts incurred in connection with the Offer and the Merger, will be approximately Twenty-One Million Five Hundred Thousand Dollars ($21,500,000), assuming no stock options are exercised between the date of the Merger Agreement and the effective time of the Merger.

Parent expects to fund the purchase price by means of an equity capital contribution to Purchaser. Parent has access to sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger from: (i) cash on hand, and (ii) amounts available for borrowing under delayed draw term loans from Tray 3, LLC, a Delaware limited liability company (“Tray 3”). See Section 9— “Source and Amount of Funds.”

Purchaser’s obligation to consummate the Offer and the Merger pursuant to the Merger Agreement is not conditioned on Purchaser obtaining financing. See Section 9 — “Source and Amount of Funds,” Section 11 — “The Merger Agreement; Other Agreements.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not think that Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•

Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time (as defined below), will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if Purchaser consummates the Offer, Purchaser expects to acquire all remaining Shares for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 11:59 p.m., New York City time, on February 11, 2015, unless we extend the Offer pursuant to the terms of the Merger Agreement (such date and time, as it may be extended, the “Expiration Time”) or the Offer is earlier terminated. If you cannot deliver everything required to make a valid tender to Continental Stock Transfer & Trust (the “Depositary”) prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer, which shall occur promptly after the Expiration Time (unless the Offer is terminated), is referred to as the “Offer Closing,” and the date on which such Offer Closing occurs is referred to as the “Offer Closing Date.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.” See Section 1 — “Terms of the Offer,” Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” and Section 11 — “The Merger Agreement; Other Agreements — The Offer” and “— Termination.”

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended. Specifically, we have agreed in the Merger Agreement that, subject to our right to terminate the Merger Agreement in accordance with its terms, we will:

●

extend the Offer on one or more occasions, in consecutive increments of up to five business days (or such longer period as we may agree with Peerless) each, if, at any then-scheduled expiration of the Offer, any Offer Condition (as defined below) (other than the Minimum Tender Condition (as defined below)) has not been satisfied or waived, until such time as each such condition has been satisfied or waived;

●	extend the Offer for a period of thirty days upon Peerless’ written request for such extension; and

●	extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or of NASDAQ applicable to the Offer.

In addition, if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, then we may and, if Peerless requests, we must, extend the Offer by increments of five business days for up to twenty business days (or such longer period as Peerless requests or approves).

Notwithstanding the foregoing, under no circumstances will we be required to extend the Offer beyond April 30, 2015. See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our ability to extend the Offer and Section 11 — “The Merger Agreement; Other Agreements — The Offer” and “— Termination” for more details on termination of the Offer or the Merger Agreement.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”

What are the conditions to the Offer?

The Offer is conditioned upon the following (collectively, the “Offer Conditions”):

●

there shall have been validly tendered and not validly withdrawn by the Expiration Time that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by Parent or any of its subsidiaries, would represent at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”); and

●	none of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

●

a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

●

any of the representations and warranties of Peerless set forth in Article III of the Merger Agreement shall not be true and correct in all material respects as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such failures to be true and correct as have not caused a Company Material Adverse Effect (as defined in the Merger Agreement);

●

Peerless shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement, except for such failures to perform or comply as have not caused a Company Material Adverse Effect; or

●	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer, except that, without Peerless’ prior written consent, we cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to any holder of Shares, (v) except as expressly provided in the Merger Agreement, terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Company Common Stock or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. See Section 15 — “Certain Conditions of the Offer.”

Have any Peerless stockholders entered into agreements with Purchaser or its affiliates requiring them to tender their Shares?

No. None of Peerless’ stockholders have entered into agreements with Purchaser or its affiliates that require them to tender their Shares pursuant to the Offer

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Time.

If you are the registered owner but your stock certificate or book entry is not available or you cannot deliver or transfer it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to deliver or transfer your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed, to the Depositary before the Offer expires. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time prior to the Expiration Time. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

What does the Peerless board of directors think of the Offer?

After careful consideration, Peerless’ board of directors has, among other things, unanimously (i) resolved that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of, the Company and the Company’s stockholders, (ii) approved and adopted the Merger Agreement (including the plan of merger described therein), (iii) resolved that the plan of merger contained in the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are adopted and approved and declared advisable under the DGCL and the certificate of incorporation and bylaws of the Company, and (iv) recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

See the “Introduction” to this Offer to Purchase and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Peerless.” A more complete description of the reasons for Peerless’ board of directors’ approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Peerless (the “Schedule 14D-9”) which Peerless has filed with the SEC.

If the Offer is completed, will Peerless continue as a public company?

No. Immediately following consummation of the Offer and without a stockholder vote to adopt the Merger Agreement or effect the Merger, we expect to complete the Merger in accordance with Section 251(h) of the DGCL, after which Peerless, as the surviving corporation in the Merger, will be a wholly owned subsidiary of Parent and the Shares will cease to be publicly traded. Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

If we acquire at least one Share more than 50% of the Shares on a fully-diluted basis in the Offer then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Peerless pursuant to Section 251(h) of the DGCL. However, if Parent and Peerless determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL after consummation of the Offer, then either (i) if Purchaser has acquired at least ninety percent (90%) of the Shares on a fully-diluted basis (whether pursuant to the Offer or after the exercise of the Top-Up Option (as defined below)), we will complete the Merger without a vote of the stockholders of Peerless pursuant to Section 253 of the DGCL or (ii) if Purchaser has not acquired at least ninety percent (90%) of the Shares on a fully diluted basis in the Offer and is unable to exercise the Top-Up Option pursuant to the terms of the Merger Agreement such that a stockholder vote is required in order to consummate the Merger, then Parent and Purchaser will take such actions as are reasonably necessary (including executing and delivering a written consent with respect to any Shares owned by Parent and/or Purchaser) to effect the required stockholder vote by written consent of the stockholders of Peerless and to effect the Merger in compliance with applicable law. Regardless of the manner in which the Merger is finalized as described above, stockholders of Peerless (other than Purchaser): (i) will not be required to vote on the Merger, (ii) will be entitled to appraisal rights under (and subject to) Delaware law if they do not tender Shares in the Offer and (iii) will, if they do not validly exercise appraisal rights under Delaware law, have the right to receive the same cash consideration for their Shares as was payable in the Offer.

If the Minimum Tender Condition is not satisfied, pursuant to the Merger Agreement we are not required to accept the Shares for purchase or consummate the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement—Top-Up Option,” Section 12 — “Purpose of the Offer; Plans for Peerless — Merger Without a Meeting,” and “— Appraisal Rights” and Section 17 — “Appraisal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into Peerless and all of the then outstanding Shares (other than (i) each Share held by the Company as treasury stock or held by any subsidiary of the Company, Parent or Purchaser (including as a result of the exercise of the Top-Up Option (as defined below) by Purchaser, if applicable), and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares), will be automatically converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes. If the Minimum Tender Condition is satisfied and we accept and purchase Shares in the Offer, we will effect the Merger without holding a meeting of the stockholders of Peerless. See Section 11 — “The Merger Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for Peerless — Merger Without a Meeting,” and “—Appraisal Rights” and Section 17 — “Appraisal Rights.”

v

If the Merger is consummated, Peerless’ stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights in accordance with Delaware law (as described below), receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger to the extent validly exercised under Delaware law. See Section 17 — “Appraisal Rights.” See also the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On December 19, 2014, which was the last trading day prior to public report of the Offer and the Merger, the reported closing sales price of the Shares on the NASDAQ was $5.23. The Offer Price represents a premium of approximately 33.84% over the closing stock price on December 19, 2014. On January 12, 2015, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on the NASDAQ was $6.99. See Section 6 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Certain Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $7.00 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What is the “Top-Up Option” and when will it be exercised?

Immediately following the purchase of Shares in the Offer, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Peerless pursuant to Section 251(h) of the DGCL. We do not foresee any reason that would prevent us from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer. However, if Parent and Peerless determine that the Merger is not eligible to be effected pursuant to Section 251(h) of the DGCL, and if Purchaser does not acquire at least ninety percent (90%) of the Shares on a fully-diluted basis in the Offer (which would permit us to complete the Merger pursuant to Section 253 of the DGCL), then under the Merger Agreement the Purchaser has been granted an irrevocable option, subject to certain limitations, to purchase from Peerless the lowest number of additional Shares sufficient to cause us to own ninety percent (90%) of the Shares then outstanding on a fully-diluted basis at a price per Share equal to the Offer Price. This option is not exercisable more than once. We refer to this option as the “Top-Up Option.” If the conditions to the exercise of the Top-Up Option contained in the Merger Agreement are not satisfied such that a stockholder vote is required in order to consummate the Merger, then Parent and Purchaser will take such actions as are reasonably necessary (including executing and delivering a written consent with respect to any Shares owned by Parent and/or Purchaser) to effect the required stockholder vote by written consent of the stockholders of Peerless and to effect the Merger in compliance with applicable law. Regardless of the manner in which the Merger is finalized as described above, stockholders of Peerless (other than Purchaser) (i) will not be required to vote on the Merger, (ii) will be entitled to appraisal rights under (and subject to) Delaware law if they do not tender Shares in the Offer and (iii) will, if they do not validly exercise appraisal rights under Delaware law, have the right to receive the same cash consideration for their Shares as was payable in the Offer.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Top-Up Option,” Section 12 — “Purpose of the Offer; Plans for Peerless — Merger Without a Meeting” and “— Appraisal Rights” and Section 17 — “Appraisal Rights.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, holders of Shares will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with Delaware law. Holders of Shares must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. See Section 17 — “Appraisal Rights.”

What will happen to my stock options and restricted stock in the Offer?

Pursuant to the Merger Agreement, as of the closing of the Offer each option to purchase Shares (each, a “Company Option”) that is outstanding and unvested immediately prior to the closing of the Offer will become fully vested and exercisable. As of the Effective Time, each Company Option that is outstanding and unexercised will be canceled in consideration for the right to receive cash consideration equal to the product of (i) the total number of Shares previously subject to such Company Option as of immediately prior to the Effective Time; and (ii) the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Company Option, less any required withholding taxes (except that if the exercise price per share of any Company Option is equal to or greater than the per share Offer Price, the Company Option will be cancelled and terminated without any cash payment).

As of the closing of the Offer each share of Peerless’ restricted stock (“Company Restricted Stock”) will fully vest (and the restrictions thereon will lapse). All such vested shares of Company Restricted Stock will be treated identically to all other Shares with respect to the payment of Merger Consideration. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Company Options and Company Restricted Stock.”

What are the material United States federal income tax consequences of the Offer and the Merger?

If you are a United States Stockholder (as defined in Section 5 — “Certain United States Federal Income Tax Consequences”), the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances, including the consequences under any applicable state, local or foreign income or other tax laws. See Section 5 —“Certain United States Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

You may call MacKenzie Partners, Inc. at 1 (800) 322-2885 (Toll Free). Banks and brokers may call collect at (212) 929-5500. MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of Peerless Systems Corporation:

INTRODUCTION

Mobius Acquisition Merger Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Mobius Acquisition LLC, a Delaware limited liability company (which we refer to as “Parent”) is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Peerless Systems Corporation, a Delaware corporation (which we refer to as “Peerless” or the “Company”), at a purchase price of $7.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of December 22, 2014 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Peerless. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Peerless (the “Merger”), with Peerless continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and a wholly owned subsidiary of Parent. The closing of the Merger is the “Merger Closing” and the date of the Merger Closing is the “Merger Closing Date.” In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) each Share held by the Company as treasury stock or held by any subsidiary of the Company, Parent or Purchaser (including as a result of the exercise of the Top-Up Option (as defined below) by Purchaser, if applicable), and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive $7.00, without interest thereon and less any applicable withholding taxes. In addition, in connection with the Merger, holders of outstanding options to purchase Shares (“Company Options”) may be entitled to receive a payment with respect to such options upon consummation of the Merger, and holders of outstanding shares of Peerless restricted common stock (“Company Restricted Stock”) which have not vested will be entitled to receive a payment therefor upon consummation of the Merger, in each case as provided in the Merger Agreement. As a result of the Merger, Peerless will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements.”

Tendering stockholders who are record owners of their Shares and who tender directly to Continental Stock Transfer & Trust (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Offer is conditioned upon, among other things, (a) the satisfaction of the Minimum Tender Condition and (b) no Governmental Authority having enacted, issued, promulgated, enforced or entered any law or order which has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger. The Minimum Tender Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) on or prior to 11:59 p.m., New York City time, on February 11, 2015 (the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open, in which event “Expiration Time” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) which, together with any Shares then owned by Parent and its subsidiaries, shall equal at least a majority of the outstanding Shares on a fully-diluted basis as of the Expiration Time. “Governmental Authority” shall mean any United States (federal, state or local), foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency or commission. The Offer also is subject to other customary conditions as described in the Offer to Purchase. See Section 15 —“Certain Conditions of the Offer.” There is no financing condition to the Offer.

After careful consideration, the Company’s board of directors has, among other things, unanimously (i) resolved that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of, the Company and the Company’s stockholders, (ii) approved and adopted the Merger Agreement (including the plan of merger described therein), (iii) resolved that the plan of merger contained in the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are adopted and approved and declared advisable under the DGCL and the certificate of incorporation and bylaws of the Company, and (iv) recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

A more complete description of Peerless’ board of director’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, is set forth in Peerless’ Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”) that is being furnished to stockholders in connection with the Offer. Peerless is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten (10) business days from the date of this Offer to Purchase, setting forth the recommendation of Peerless’s board of directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings “Background of the Offer and Merger” and “Reasons for Recommendation.”

Peerless has advised Parent that, as of December 22, 2014, (i) 2,701,364 Shares were issued and outstanding (which number includes 70,066 unvested shares of Company Restricted Stock that are not eligible to be tendered in the Offer) and (ii) 371,000 Shares were authorized and reserved for issuance pursuant to outstanding Company Options, all of which Company Options have an exercise price lower than the Offer Price. Assuming that no additional Company Options are granted after December 22, 2014, and that all Company Options outstanding as of December 22, 2014 are exercised, there would be 3,072,364 Shares outstanding on a fully diluted basis and the Minimum Tender Condition would be satisfied if at least 1,536,183 Shares are validly tendered and not validly withdrawn on or prior to the Expiration Time.

Pursuant to the Merger Agreement, the board of directors of Purchaser at the Effective Time shall, from the Effective Time, be the directors of the Surviving Corporation and the officers of Peerless at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation.

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Transactions. If the Minimum Tender Condition is satisfied and Purchaser consummates the Offer, Purchaser intends to effect the Merger without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the DGCL.

Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares in the Merger are described in Section 5 — “Certain United States Federal Income Tax Consequences.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The term “Expiration Time” means 11.59 p.m., New York City time, on February 11, 2015, unless Purchaser has extended the Offer, in which event the term “Expiration Time” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer, which shall occur promptly after the expiration of the Offer unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the “Offer Closing,” and the date on which such Offer Closing occurs is referred to as the “Offer Closing Date.” The time at which the Merger becomes effective is referred to as the “Effective Time.”

The Offer is conditioned upon the following (collectively, the “Offer Conditions”):

●

there shall have been validly tendered and not validly withdrawn by the Expiration Time that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by Parent or any of its subsidiaries, would represent at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”); and

●	none of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

●

a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

●

any of the representations and warranties of Peerless set forth in Article III of the Merger Agreement shall not be true and correct in all material respects as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such failures to be true and correct as have not caused a Company Material Adverse Effect (as defined in the Merger Agreement);

●

Peerless shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement, except for such failures to perform or comply as have not caused a Company Material Adverse Effect; or

●	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

Subject to Purchaser’s right to terminate the Merger Agreement in accordance with its terms, Purchaser is required to:

●

extend the Offer on one or more occasions, in consecutive increments of up to five business days (or such longer period as Parent and Peerless may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition (as defined below) (other than the Minimum Tender Condition (as defined below)) has not been satisfied or waived, until such time as each such condition has been satisfied or waived;

●	extend the Offer for a period of thirty days upon Peerless’ written request for such extension; and

●	extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or of NASDAQ applicable to the Offer.

In addition, if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, then Purchaser may and, if Peerless requests, Purchaser must, extend the Offer by increments of five business days for up to twenty business days (or such longer period as Peerless requests or approves). Notwithstanding the foregoing, under no circumstances will Purchaser be required to extend the Offer beyond April 30, 2015.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the consent of Peerless, Purchaser cannot: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to any holder of Shares, (v) except as expressly provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares or (viii) provide any subsequent offering period. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4 —“Withdrawal Rights.”

However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to stockholders and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Time equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15 — “Certain Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Termination.”

Immediately following the purchase of Shares in the Offer, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Peerless pursuant to Section 251(h) of the DGCL. We do not foresee any reason that would prevent us from completing the Merger pursuant to Section 251(h) of the DGCL. However, if Parent and Peerless determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL after consummation of the Offer, then either: (i) if Purchaser has acquired at least ninety percent (90%) of the Shares on a fully-diluted basis (whether pursuant to the Offer or after the exercise of the Top-Up Option (as defined below)), we will complete the Merger without a vote of the stockholders of Peerless pursuant to Section 253 of the DGCL or (ii) if Purchaser has not acquired at least ninety percent (90%) of the Shares on a fully diluted basis in the Offer and is unable to exercise the Top-Up Option pursuant to the terms of the Merger Agreement such that a stockholder vote is required in order to consummate the Merger, then Parent and Purchaser will take such actions as are reasonably necessary (including executing and delivering a written consent with respect to any Shares owned by Parent and/or Purchaser) to effect the required stockholder vote by written consent of the stockholders of Peerless and to effect the Merger in compliance with applicable law. Regardless of the manner in which the Merger is finalized as described above, stockholders of Peerless (other than Purchaser): (i) will not be required to vote on the Merger, (ii) will be entitled to appraisal rights under (and subject to) Delaware law if they do not tender Shares in the Offer and (iii) will, if they do not validly exercise appraisal rights under Delaware law, have the right to receive the same cash consideration for their Shares as was payable in the Offer. See Section 17 —“Appraisal Rights.”

Peerless has provided us with Peerless’ stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Peerless’ stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer,” on the terms of and subject to the conditions to the Offer, promptly after the Expiration Time, we will accept for payment, and pay for, all Shares validly tendered to us in the Offer and not validly withdrawn on or prior to the Expiration Time. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of: (i) (A) the certificates evidencing such Shares (the “Share Certificates”) or (B) confirmation of a book entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Time, we will accept for payment, and pay for, all Shares validly tendered to us in the Offer and not validly withdrawn on or prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address, (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time, or (C) you must comply with the guaranteed delivery procedures set forth below.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution (as defined below);

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

•

the certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution (as defined below) in the form set forth in such Notice.

Guarantee of Signatures. No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of: (i) (A) Share Certificates evidencing such Shares or (B) Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book—Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

Irregularities. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Purchaser, the Depositary, MacKenzie Partners, Inc. (the “Information Agent”) or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Any determination made by us with respect to the terms and conditions of the Offer may be challenged by Peerless’ stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Peerless’ stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Peerless’ stockholders.

Information Reporting and Backup Withholding. Payments made to stockholders of Peerless in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding at a 28% rate. To avoid backup withholding, United States Stockholders (as defined in Section 5 — “Certain United States Federal Income Tax Consequences”) that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-United States Stockholders (as defined in Section 5 — “Certain United States Federal Income Tax Consequences”) should submit an appropriate and properly completed Internal Revenue Service (“IRS”) Form W-8 in order to avoid backup withholding. Non-United States Stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of Peerless whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. It does not address tax consequences applicable to holders of Company Options. The summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Peerless. The summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to stockholders of Peerless in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the United States federal income tax consequences of the transactions to stockholders who will actually or constructively own any stock of Peerless following the Offer and the Merger or to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for United States federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, and stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, or otherwise as compensation). In addition, this summary does not address taxes other than United States federal income taxes.

For purposes of this summary, the term “United States Stockholder” means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual citizen or resident of the United States, (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. The term “Non-United States Stockholder” means a beneficial owner of Shares that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not a United States Stockholder.

If a partnership, or another entity treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of the partnership and its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for United States federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

THIS DISCLOSURE IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS (SUCH AS ESTATE AND GIFT TAX LAWS), THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, OR ANY APPLICABLE TAX TREATY.

Consequences to United States Stockholders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to United States Stockholders for United States federal income tax purposes. In general, a United States Stockholder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding taxes) and the United States Stockholder’s adjusted tax basis in the Shares exchanged. Such gain or loss will be long-term capital gain or loss if a United States Stockholder’s holding period for such Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a reduced rate. In the case of Shares that have been held for one year or less, capital gain on the sale or exchange of such Shares generally will be subject to United States federal income tax as short-term capital gains, which are taxed at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations. Under certain circumstances, a newly effective federal Medicare tax of 3.8% may apply on the amount of gain (in addition to any long- or short-term capital gain tax) to a United States Stockholder that is an individual, estate or trust.

Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger.

Backup Withholding and Information Reporting. Payments to a U.S. Stockholder in connection with the Offer or the Merger may be subject to backup withholding tax unless such U.S. Stockholder (i) provides a correct TIN (which, for an individual U.S. Stockholder, is the U.S. Stockholder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” A U.S. Stockholder that does not provide a correct TIN may be subject to penalties imposed by the IRS. Backup withholding does not constitute an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or credit against the U.S. Stockholder’s United States federal income tax liability, provided that the required information is given to the IRS in a timely manner. Each U.S. Stockholder should consult its tax advisor as to such U.S. Stockholder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Consequences to Non-United States Stockholders. Except as described in the discussion in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” a Non-United States Stockholder generally will not be subject to United States federal income tax in connection with the exchange of Shares for cash pursuant to the Offer or the Merger, unless:

•

any gain is effectively connected with the Non-United States Stockholder’s conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-United States Stockholder in the United States;

•

in the case of an individual, the Non-United States Stockholder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

•

Peerless is or has been a “United States real property holding corporation” (“USRPHC”), for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition and the Non-United States Stockholder’s holding period for its Shares and, if the Shares are “regularly traded on an established securities market” (“regularly traded”), the Non-United States Stockholder held, directly or indirectly, at any time during such period, more than five percent (5%) of the issued and outstanding Shares.

Income that is effectively connected with the conduct of a United States trade or business by a Non-United States Stockholder generally will be subject to regular United States federal income tax in the same manner as if it were realized by a United States Stockholder. In addition, if such Non-United States Stockholder is a corporation, any effectively connected earnings and profits (subject to adjustments) may be subject to a branch profits tax at a rate of thirty percent (30%) (or such lower rate as is provided by an applicable income tax treaty).

If an individual Non-United States Stockholder is present in the United States for at least 183 days during the taxable year of disposition, the Non-United States Stockholder may be subject to a flat tax rate of thirty percent (30%) (or a lower applicable treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of Shares (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses.

The determination of whether Peerless is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. No determination has been made as to whether Peerless is or has been a USRPHC for United States federal income tax purposes during the time period described in the third bullet point above. However, so long as the Shares are considered to be “regularly traded” (as described in the third bullet point above) at any time during the calendar year, a Non-United States Stockholder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-United States Stockholder owned (actually or constructively) more than five percent (5%) of the total outstanding Shares at any time during the applicable period described in the third bullet point above. A Non-United States Stockholder may, under certain circumstances, be subject to withholding in an amount equal to ten percent (10%) of the gross proceeds on the sale or disposition of Shares. However, as we believe that the Shares are regularly traded, no withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger. A Non-United States Stockholder who owns (actually or constructively) more than 5% of the total outstanding Shares should consult its tax advisor concerning the United States federal income tax consequences to it if Peerless were determined to be a USRPHC.

Backup Withholding and Information Reporting. Payments to a non-U.S. Stockholder in connection with the Offer or Merger may be subject to backup withholding tax unless such non-U.S. Stockholder furnishes the required certification as to its non-United States status by providing the applicable Form W-8 or by otherwise establishing that such non-U.S. Stockholder is not subject to backup withholding. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. Each non-U.S. Stockholder should consult its tax advisor as to such non-U.S. Stockholder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.

According to Peerless’ Annual Report on Form 10-K for the fiscal year ended January 31, 2014 (the “Form 10-K”), the Shares trade on the NASDAQ Capital Market under the symbol “PRLS.” The following table sets forth, for the periods indicated, the high and low prices per Share as reported in the Form 10-K with respect to periods through January 31, 2014 and as reported by published financial sources for periods starting February 1, 2014.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the three preceding fiscal years, as reported on the NASDAQ.

	High	Low
Year Ended January 31, 2013
First Quarter	$4.15	$3.65
Second Quarter	4.00	3.65
Third Quarter	4.00	3.60
Fourth Quarter	3.74	3.36
Year Ended January 31, 2014
First Quarter	$3.54	$3.15
Second Quarter	3.90	3.32
Third Quarter	3.80	3.55
Fourth Quarter	3.73	3.56
Year Ending January 31, 2015
First Quarter	$3.80	$3.60
Second Quarter	3.79	3.39
Third Quarter	5.54	3.53
Fourth Quarter (through December 22, 2014)	$5.45	$4.40

On December 19, 2014, the last full trading day prior to the first public announcement of a proposal by Parent to acquire Peerless, the reported closing sales price per Share on the NASDAQ was $5.23 per Share. On January 12, 2015, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ was $6.99 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

Peerless has not paid a dividend on the Shares during either of the fiscal years ended January 31, 2013 or January 31, 2014, or in the fiscal year ending January 31, 2015, through December 22, 2014.

7. Certain Information Concerning Peerless.

The following description of Peerless and its business has been taken from Peerless’ Annual Report on Form 10-K for the fiscal year ended January 31, 2014, and is qualified in its entirety by reference to such report.

Peerless is a Delaware corporation with its principal executive offices located at 1055 Washington Blvd., 8th Floor, Stamford, Connecticut 06901. Peerless’ telephone number at such principal executive offices is (203) 350-0040.

Peerless licenses imaging and networking technologies to the digital document markets, which include original equipment manufacturers (“OEMs”) of color and monochrome printers and multifunction office products. Peerless licenses software-based imaging and networking technology for controllers in embedded, attached and stand-alone digital document products such as printers, copiers and multifunction products of OEMs. Peerless was incorporated in California in 1982 and reincorporated in Delaware in September 1996.

Available Information. Peerless is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Peerless’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Peerless’ securities, any material interests of such persons in transactions with Peerless, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Peerless’ stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1 (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Peerless, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sources of Information. Except as otherwise set forth herein, the information concerning Peerless contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Form 10-K, and other public sources. The information concerning Peerless taken or derived from such documents and records is qualified in its entirety by reference to Peerless’ public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any misstatements or omissions, none of Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Peerless contained in such documents and records or for any failure by Peerless to disclose events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent and Purchaser.

Parent. Parent is a Delaware limited liability company. The principal executive offices of Parent are located at 650 Smithfield Street, Suite 705, Pittsburgh, Pennsylvania 15222. Parent’s telephone number at such principal executive offices is (412) 281-7000.

Purchaser. Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at 650 Smithfield Street, Suite 705, Pittsburgh, Pennsylvania 15222 and Purchaser’s telephone number at such principal executive offices is (412) 281-7000.

Upon the completion of the Merger, Purchaser will cease to exist and Peerless will continue as the Surviving Corporation and a wholly owned subsidiary of Parent.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors and executive officers of Purchaser and Parent are listed in Schedule I to this Offer to Purchase.

During the last five years, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described above, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any majority-owned subsidiary of Purchaser or Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent, or, to the knowledge of Purchaser and Parent, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty (60) days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Peerless (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Peerless or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Peerless or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9. Source and Amount of Funds.

Parent will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. Parent has access to sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger loans from: (i) cash on hand, and (ii) amounts available for borrowing under delayed draw term loans from Tray 3, LLC, a Delaware limited liability company (“Tray 3”). We estimate that the total amount of funds necessary to purchase all issued and outstanding Shares and other equity-based interests of Peerless pursuant to the Offer and the Merger will be approximately Twenty-One Million Five Hundred Thousand Dollars ($21,500,000), assuming no Company Stock Options are exercised between the date of the Merger Agreement and the Effective Time. Parent expects to fund the purchase price by means of an equity capital contribution to Purchaser. In addition to the above-described committed borrowing from Tray 3, Tray 3 has unconditionally guaranteed Parent’s and Purchaser’s obligation to pay for all Shares validly tendered and accepted for payment in the Offer, as well as the consideration to be paid to holders of Shares, Company Options and Company Restricted Stock in connection with the Merger. The Offer is not conditioned upon any financing arrangements.

The loans made by Tray 3 to Parent consist of: (i) a secured delayed draw term loan, upon which Parent may draw an amount up to Fifteen Million Dollars ($15,000,000) (the “Secured Loan”) and (ii) an unsecured delayed draw term loan, upon which Parent may draw an amount up to Seven Million Dollars ($7,000,000) (the “Unsecured Loan”). Both loans have a five-year maturity and interest accrues on the principal amount borrowed under each loan at an annual rate of 9.50%. Purchaser is permitted to make voluntary prepayments on the Secured Loan and Unsecured Loan without penalty. The Secured Loan has a five-year straight line amortization schedule, which applies to half of the principal amount of the loan. There is no scheduled amortization under the Unsecured Loan. The Secured Loan is secured by collateral consisting of all accounts, deposit accounts, documents, equipment, electronic chattel paper, fixtures, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, proceeds and supporting obligations of Parent and its subsidiaries. Copies of both the Secured Loan agreement and the Unsecured Loan agreement have been filed as Exhibits (b)(1) and (b)(2) to the Schedule TO and are incorporated herein by reference.

Purchaser believes that the financial condition of Parent, Purchaser and their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because: (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all outstanding Shares solely for cash; (iii) if Purchaser consummates the Offer, Purchaser expects to acquire all remaining Shares for the same cash price in the Merger; (iv) the Offer is not subject to any financing condition; and (v) in light of Parent’s financial capacity in relation to the amount of consideration payable in the Offer and as described above and the committed financing from Tray 3, Parent and Purchaser will have sufficient funds immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn, as well as the consideration to be paid to holders of Shares, Company Options and Company Restricted Stock in connection with the Merger.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Termination Fees” and “— Availability of Specific Performance.”

10. Background of the Offer; Past Contacts or Negotiations with Peerless.

Background of the Offer

The following is a description of contacts between and among representatives of Parent and/or Purchaser with representatives of Peerless that resulted in the execution of the Merger Agreement and the agreements related to the Offer.

On March 28, 2014, Lodovico De Visconti (“Mr. De Visconti” or “Parent Representative”) contacted Timothy Brog, Chairman and Chief Executive Officer of Peerless (“Mr. Brog”) to evaluate Peerless’ interest in the potential sale of Peerless to Parent. On April 3, Mr. De Visconti, Mr. Brog and Yi Tsai, Chief Financial Officer of Peerless (“Mr. Tsai” and together with Mr. Brog, “Peerless Senior Management”) continued the discussion regarding Peerless’ interest in a potential sale transaction with Parent pursuant to which Peerless would become wholly-owned by Parent. These discussions included several potential alternative sale scenarios. On April 12, 2014, Parent Representative held a telephone conference call with Peerless Senior Management to discuss Peerless’ business and financial prospects.

On May 26, 2014, Peerless Senior Management communicated to Parent Representative that Peerless was engaged in an acquisition transaction involving another company and that, if Parent would consider a transaction involving an asset purchase of the licensing business of Peerless, Peerless would grant Parent access to certain nonpublic information necessary for Parent to complete its due diligence.

On June 18, Parent and Peerless executed a customary confidentiality agreement in order to allow the parties to exchange information freely in connection with more detailed discussions around a potential sale transaction. After preliminary due diligence review and consideration of Peerless’ business and financial prospects, on June 20, 2014, Parent submitted an offer to Peerless, whereby Parent proposed to acquire 100% of the fully-diluted shares of Peerless for $5.03 per share in cash, subject to the satisfactory completion of certain confirmatory due diligence.

After further discussions with Peerless Senior Management, on July 16, 2014, Parent submitted a revised offer to Peerless, whereby Parent proposed to acquire the assets of the operating business of Peerless for a cash purchase price of $3,357,000, exclusive of Peerless’ cash-on-hand and other working capital assets. On July 22, 2014, Parent Representative held a telephone conference call with Peerless Senior Management to discuss certain aspects of Parent’s offer, including the commitment of Parent’s third-party financing source – at that time, Somerset Trust Bank. In the course of that call Peerless Senior Management requested that Parent simplify the financial terms of its offer and improve its offer price.

On August 7, 2014 Parent submitted a revised offer to Peerless, whereby Parent proposed to acquire the operating business of Peerless for a cash purchase price of $3,600,000, exclusive of all working capital assets and liabilities of Peerless, subject to the satisfactory completion of certain confirmatory due diligence. On August 26, 2014, representatives of Parent held a telephone conference call with Peerless Senior Management to discuss Parent’s due diligence requirements. Subsequently, that day Parent provided Peerless with a complete due diligence data request list via e-mail.

On September 2, 2014, a representative of Parent, Mr. Tony Bonidy (“Mr. Bonidy”) and Parent’s third-party financial advisors – Sisterson & Company LLP – visited Peerless at its headquarters in Stamford, Connecticut. During the meeting Mr. Bonidy and Peerless Senior Management discussed Peerless’ business and financial prospects, while Sisterson & Company LLP reviewed all of the financial and other information with respect to business and financial prospects that was provided by Peerless. On September 4, 2014, Mr. Bonidy informed Peerless Senior Management via electronic communication that Parent’s visit was satisfactory and that no further financial or business information would be necessary at that time. On September 8, 2014, Mr. Bonidy informed Peerless via electronic communication that its ongoing due diligence process was satisfactory to Parent.

On September 15, 2014, Parent Representative held a telephone conference call with Peerless Senior Management to discuss Peerless’ impending completion of its acquisition of Deer Valley Corporation and its potential effect on Parent’s offer. During the call, the participants discussed the possibility of structuring a potential transaction between Parent and Peerless as a tender offer for 100% of Peerless’ shares.

On October 14, 2014, Parent submitted a draft offer to Peerless, whereby Parent would acquire 100% of Peerless’ shares via a public tender offer followed by a merger between Peerless and Parent. Parent informed Peerless that it would inform Peerless Senior Management and board of directors of the proposed tender price as soon as practicable. On October 27, 2014, Parent Representative submitted, via email, proposed drafts of a Merger Agreement to Peerless. On October 29, 2014, Parent Representative held a telephone conference call with Peerless Senior Management to discuss the terms of the proposed Merger Agreement. During the call, Peerless’ management provided feedback to the draft documents and requested that Parent make certain changes to its terms and conditions, including, notably, with respect to the termination fee payable to Peerless under certain circumstances in the event that the Merger Agreement is not completed.

On October 30, 2014, Parent Representative sent a revised draft Merger Agreement to Peerless Senior Management proposing definitive terms for a tender offer followed by a second step merger, including an offer price of $7.00 per share.

On November 3, 2014, Parent Representative held a follow-up telephone conference call with Peerless Senior Management to further discuss the terms of the proposed Merger Agreement. On November 5, 2014, Parent discussed with Peerless certain requested changes made by Peerless and that it hoped to finalize the draft Merger Agreement accordingly. On November 19, 2014, a conference call was held to discuss the draft Merger Agreement. In attendance on the call was Peerless Senior Management, Parent Representative and Mr. Bonidy, a Trustee of Tray 3 LLC (“Tray 3”), which was introduced as an alternative financing source for completion of the proposed transaction. In addition, attorneys at Robinson & Cole for Peerless and Reed Smith for Parent participated. Several aspects of the draft Merger Agreement were discussed on the call, including, but not limited to, mechanics related to the cash-out of option holders, covenants, representations and warranties, as well as a termination fee in the event of Mobius failure to close the tender offer because of a failure to obtain funding or a breach. Also discussed on that call were funding commitments and a guaranty related to Parent’s payment obligations under the Merger Agreement. On November 20, 2014, Reed Smith, on behalf of Parent, sent to Robinson Cole and Peerless Senior Management marked copies of the Merger Agreement with comments, together with a draft funding commitment agreement and guaranty.

On December 4, 2014, Robinson & Cole sent a revised draft of the Merger Agreement to Reed Smith, Peerless Senior Management, Parent Representative and Mr. Bonidy. On December 8, 2014, Robinson & Cole sent comments to the funding commitment agreement and guaranty circulated by Reed Smith on November 20, 2014. On Tuesday December 9, 2014, the parties again participated in a conference call to discuss the Merger Agreement and the related funding documents. The main points of discussion were with respect to representations and warranties by Peerless, covenants with respect to employees and the nature of the guaranty obligations of Tray 3. Participating on the call were Peerless Senior Management, Parent Representative, Mr. Bonidy and attorneys at Robinson & Cole and Reed Smith.

On December 10, 2014, Reed Smith sent comments to the draft Merger Agreement circulated by counsel for Peerless on December 4, 2014, together with comments to the funding commitment agreement and guaranty. Open issues remained, including financial statement representations and warranties by Peerless, the nature of the funding commitment and guaranty and the covenant with respect to the treatment of employees of Peerless post-Closing. On December 18, 2014, Robinson & Cole sent a revised draft of the Merger Agreement, funding commitment agreement and guaranty to Reed Smith, Peerless Senior Management, Parent Representative and Mr. Bonidy. The parties participated in a conference call on the afternoon of December 19, 2014, which was attended by Peerless Senior Management, Mr. Bonidy, Robinson & Cole and Reed Smith. Mr. Brog informed all participants that the board of directors of Peerless would review and consider the Merger Agreement at their scheduled board meeting. Later that afternoon, Reed Smith circulated revised drafts of the funding commitment agreement and guaranty to all participants on the December 19, 2014 call. The next day, Reed Smith circulated a revised draft of the Merger Agreement to all participants on the December 19, 2014 call.

On December 22, 2014, Mr. Brog informed all parties that the board of directors of Peerless had considered and approved the Merger Agreement at their December 21, 2014 meeting. On December 22, 2014, the parties exchanged execution versions of the Merger Agreement, funding commitment agreement and guaranty. They conducted a conference call attended by Peerless Senior Management, Parent Representative, Mr. Bonidy, Robinson & Cole and Reed Smith to discuss the exchange of signatures. Later that afternoon the parties exchanged signatures to finalize the execution of the Merger Agreement. The execution of the Merger Agreement was publicly announced at 4:00 pm EST on December 22, 2014.

Past Contacts, Transactions, Negotiations and Agreements.

For more information on the Merger Agreement and the other agreements between Peerless and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Parent and Purchaser,” Section 9 — “Source and Amount of Funds,” and Section 11 — “The Merger Agreement; Other Agreements.”

11. The Merger Agreement; Other Agreements.

For the purposes of this Section 11, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement.

Merger Agreement

The following is a summary of material provisions of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC, and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Parent, Purchaser or Peerless. Such information can be found elsewhere in this Offer to Purchase.

The Merger Agreement has been filed solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by holders of Shares or other investors in Peerless. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Peerless, Parent, Purchaser or any of their respective subsidiaries or affiliates.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no earlier than January 6, 2015 and no later than January 13, 2015. The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for Shares validly tendered in the Offer is subject to the conditions described in Section 15 — “Certain Conditions of the Offer” (the “Offer Conditions”). Subject to the satisfaction of the Minimum Tender Condition (as defined in Section 15 — “Certain Conditions of the Offer”) and the other Offer Conditions, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for (subject to any applicable withholding taxes pursuant to the Merger Agreement) all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the expiration of the Offer (as it may be extended and re-extended as described below and in compliance with applicable laws) and in any event in compliance with Rule 14e-1(c) under the Exchange Act. The time of such acceptance for payment of Shares is referred to herein as the “Offer Closing.”

Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any Offer Conditions or modify the terms of the Offer, except that Peerless’ prior written approval is required for Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	amend, modify or waive the Minimum Tender Condition;

•	add to the Offer Conditions or, in any manner adverse to any holder of the Shares, amend, modify or supplement any Offer Condition;

•	terminate, extend or otherwise amend or modify the Expiration Time, other than in accordance with the Merger Agreement;

•	change the form of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of the Shares; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

The Offer is initially scheduled to expire at 11:59 p.m., New York City time, on the date that is twenty (20) business days following commencement of the Offer, but may be extended and re-extended as described below. The Merger Agreement provides that if at the initial or at any subsequent Expiration Time any Offer Condition (other than the Minimum Tender Condition) is not satisfied or, to the extent waivable in accordance with the terms of the Merger Agreement, has not been waived by Purchaser or Parent, Purchaser will, and Parent will cause Purchaser to, (i) extend the Offer for one or more periods in consecutive increments of up to five (5) business days (or such longer period as the parties to the Merger Agreement may agree), (ii) extend the Offer for a period of thirty (30) days upon receipt from Peerless of a written request for such extension, and (iii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ applicable to the Offer; provided, however, that Purchaser is not required to extend the Offer beyond the Termination Date. In addition, the Merger Agreement provides that if at the initial or at any subsequent Expiration Time each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may, and if requested by Peerless, Purchaser shall, and Parent will cause Purchaser to, extend the Offer for one or more periods in consecutive increments of five (5) business days; provided, however, that Purchaser shall not be required to extend the Offer pursuant to the foregoing by more than twenty (20) business days unless requested or approved by Peerless; provided, further, that Purchaser is not required to extend the Offer beyond the Termination Date.

The Merger Agreement provides that Purchaser shall promptly (and in any event within 24 hours of such termination) irrevocably and unconditionally terminate the Offer if (i) at the initial or any subsequent Expiration Time (a) each condition to the Offer has been satisfied (other than the Minimum Tender Condition), (b) the Minimum Tender Condition shall not have been satisfied and (c) no further extensions or re-extensions of the Offer are permitted under the Merger Agreement or (ii) the Merger Agreement is otherwise terminated pursuant to its terms. If the Offer is terminated or withdrawn by Purchaser or the Merger Agreement is otherwise terminated pursuant to its terms, then Purchaser must promptly return, and shall cause any depositary acting on behalf of Purchaser to return all tendered Shares to the registered holders thereof. The termination of the Offer pursuant to clause (i) of this paragraph is referred to herein as the “Offer Termination.” Pursuant to the Merger Agreement, the Offer Termination will give rise to a right of termination of the Merger Agreement.

The Merger. The Merger Agreement provides that, following completion of the Offer and upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Peerless, and the separate existence of Purchaser will cease;

•	Peerless will continue as the Surviving Corporation after the Merger; and

•

the certificate of incorporation of the Surviving Corporation will be amended to be identical to the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof will be amended and restated in its entirety to provide that the name of the corporation shall be “Peerless Systems Corporation,” the bylaws of the Surviving Corporation will be amended to be identical to the bylaws of Purchaser in effect immediately prior to the Effective Time, the directors of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are officers of Peerless immediately prior to the Effective Time.

The respective obligation of each party to complete the Merger is subject to the satisfaction or waiver in writing if permissible under applicable law, at or prior to the Effective Time, of each of the following conditions:

•

no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law or order that is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

•	Purchaser shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

•

if (i) Parent and Peerless determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL, (ii) Purchaser has not acquired at least ninety percent (90%) of the Shares on a fully-diluted basis (whether pursuant to the Offer or after the exercise of the Top-Up Option (defined below)) and (iii) Purchaser is unable to exercise the Top-Up Option pursuant to the terms of the Merger Agreement such that a stockholder vote is required in order to consummate the Merger, then Parent and Purchaser will take such actions as are reasonably necessary (including executing and delivering a written consent with respect to any Shares owned by Parent and/or Purchaser) to effect the required stockholder vote by written consent of the stockholders of Peerless and to effect the Merger in compliance with applicable law.

Effect on Capital Stock. At the Effective Time:

•

each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares owned by Parent or Purchaser, including as a result of an exercise of the Top-Up Option by Purchaser, if applicable, and Shares owned by Peerless or any of its direct or indirect wholly owned subsidiaries, and in each case not held on behalf of third parties, and (ii) the Shares held by a holder thereof who properly exercised his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) (each Share described in (i) or (ii) is referred to herein “Excluded Share” and, collectively, “Excluded Shares”), will be converted into the right to receive an amount in cash equal to the Offer Price, subject to any applicable withholding taxes and without interest (the “Per Share Merger Consideration”), and each Share (other than the Excluded Shares) will cease to be outstanding, be canceled and cease to exist, and will thereafter represent only the right to receive the Per Share Merger Consideration, subject to any applicable withholding taxes and without interest;

•

each Excluded Share will cease to be outstanding, be canceled without payment of any consideration therefore and cease to exist; provided, however, that the Dissenting Shares shall thereafter represent the right to receive the payment to which the holder of such Share is entitled under Section 262 of the DGCL; and

•

each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only shares of capital stock of the Surviving Corporation.

Treatment of Company Options and Company Restricted Stock. Effective as of the Offer Closing, each Company Option that is outstanding and unvested immediately prior to the Offer Closing shall become fully vested and exercisable. The Merger Agreement provides that conditioned upon the occurrence of the Effective Time and without any action on the part of any holder thereof, all outstanding and unexercised Company Options will be canceled, and each former holder of any such canceled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding tax), equal to the product of: (i) the excess, if any, of the Per Share Merger Consideration over the exercise price of each such Company Option and (ii) the number of the Shares underlying such Company Option; provided, that if the exercise price per share of any such Company Option is equal to or greater than the Offer Price, such Company Option shall be canceled and terminated without any cash payment made in respect thereof. The Merger Agreement provides that Peerless shall take all actions necessary to effect such treatment.

Effective as of the Offer Closing, (i) each share of Company Restricted Stock shall become fully vested and the restrictions thereon shall lapse. All such vested shares of Company Restricted Stock shall be treated identically to all other Shares with respect to the payment of the Merger Consideration. The Merger Agreement provides that Peerless shall take all actions necessary to effect such treatment under Company Stock Plans or other plans or arrangements.

Merger Without a Vote. The Merger Agreement provides that following the Offer, each of the parties shall take all necessary and appropriate actions to cause the Merger to become effective immediately without a vote, in accordance with Section 251(h) of the DGCL. If prior to the Effective Time, Parent and Peerless determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL and Purchaser has not acquired at least ninety percent (90%) of the Shares on a fully-diluted basis in the Offer, Parent will exercise the Top-Up Option, and then take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the closing of the purchase of the Top-Up Shares, without a vote, in accordance with Section 253 of the DGCL. If Purchaser is unable to exercise the Top-Up Option pursuant to the terms of the Merger Agreement such that stockholder vote is required in order to consummate the Merger, then Parent and Purchaser will take such actions as are reasonably necessary (including executing and delivering a written consent with respect to any Shares owned by Parent and/or Purchaser) to effect the required stockholder vote by written consent of the stockholders of Peerless and to effect the Merger in compliance with applicable law.

Top-Up Option. Pursuant to the Merger Agreement, if (i) immediately prior to the Offer Closing, Parent and Peerless determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL, (ii) all of the Conditions to the Offer have been satisfied or (to the extent permitted) waived, (iii) at the time of exercise of the Top-Up Option, the number of Shares owned by Parent and Purchaser immediately following the Offer Closing does not constitute at least ninety percent (90%) of the number of Shares that are then issued and outstanding, (iv) the exercise of the Top-Up Option would result in Parent or Purchaser owning at least ninety percent (90%) of the number of Shares that are then issued and outstanding upon exercise of the Top-Up Option and (v) the exercise of the Top-Up Option would not violate any applicable Laws, Peerless granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase at the Offer Price an aggregate number of newly issued, fully paid and non-assessable Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent and Purchaser at the time of such exercise (after giving effect to the Offer Closing), will constitute ninety percent (90%) of the Shares that are then issued and outstanding; provided, however, that the Top-Up Option may not be exercised to the extent (a) the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued Shares or Shares held as treasury stock as of immediately prior to the issuance of the Top-Up Shares (giving effect to Shares reserved for issuance as if such Shares were outstanding) or (b) any provision of applicable law has the effect of enjoining or otherwise prohibiting the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares.

The aggregate purchase price payable for the Shares being purchased by Purchaser pursuant to the Top-Up Option will be payable, at Purchaser’s option, (i) in cash, by wire transfer of same-day funds or (ii) by executing and delivering to Peerless a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option. The promissory note: (i) will be due on the 1st anniversary of the closing of the purchase of the Shares pursuant to the Top-Up Option, (ii) will bear simple interest of 5% per annum, payable in arrears at the time the promissory note is repaid, (iii) will be full recourse against Parent and Purchaser, (iv) may be prepaid, in whole or in part, at any time without premium or penalty and (v) will have no other material terms.

Representations and Warranties. The Merger Agreement contains various representations and warranties made by Peerless to Parent and representations and warranties made by Parent and Purchaser to Peerless. The assertions embodied in such representations and warranties were made solely for purposes of the Merger Agreement and as of specific dates, were the product of negotiations among Peerless, Parent and Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including in a confidential disclosure letter that the parties exchanged in connection with the signing of the Merger Agreement. Such confidential disclosure letter contains information that modifies, qualifies and creates exceptions to such representations. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Peerless, Parent and Purchaser, rather than establishing matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Peerless, Parent and Purchaser that may be different from those which are applicable to Peerless’ stockholders. Additionally, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Peerless’ or Purchaser’s public disclosures. Accordingly, such representations and warranties in the Merger Agreement may not constitute the actual state of facts about Peerless, Parent or Purchaser. Except for the rights of Peerless’ stockholders to receive the Per Share Merger Consideration and for the rights of the holders of Company Options to receive the consideration specified in the Merger Agreement, in each case in accordance with the terms of the Merger Agreement, stockholders and holders of Company Options are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Peerless, Parent or Purchaser or any of their respective subsidiaries or affiliates.

In the Merger Agreement, Peerless has made customary representations and warranties to Parent with respect to, among other things:

•	corporate matters related to Peerless and its subsidiaries, such as organization, standing, qualification, power and authority;

•	its and its subsidiaries’ capital structure and equity interests in other persons;

•	authority relating to the Merger Agreement and the transactions contemplated thereby and required approvals;

•	validity of the Merger Agreement;

•	governmental filings and certain other governmental and other third-party consents and approvals, and no violations of organizational or governance documents;

•	its financial statements;

•

the (i) accuracy and completeness of the documents to be filed by Peerless with the SEC or required to be distributed or otherwise disseminated to Peerless’ stockholders in connection with the Offer, including the Schedule 14D-9, and (ii) the accuracy and completeness of information furnished to Parent or Purchaser specifically for use in the Schedule TO and the documents attached thereto as exhibits thereof (including this Offer to Purchase);

•

the absence of any claims, actions, suits, proceedings or investigations pending, or to the knowledge of Peerless threatened against Peerless, or any of its assets, as would result, individually or in the aggregate in a Company Material Adverse Effect (as described below);

•	the absence of certain changes in the Peerless’ business from the date of its most recent quarterly report on Form 10-Q to the date of the Merger Agreement; and

•	brokers and finders.

Some of the representations and warranties in the Merger Agreement made by Peerless are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate with all other changes, events, effects, occurrences, state of facts or developments that (a) has a material adverse effect on the business, results of operations, assets or financial condition, in each case, of Peerless and its subsidiaries taken as a whole or (b) prevents, materially impedes or materially delays the consummation of the Transactions. The definition of “Company Material Adverse Effect” excludes from the determination of whether there has been a Company Material Adverse Effect under clause: (a) any changes, events, effects, developments, occurrences, state of facts or developments relating to or attributable to:

(i)

any conditions or changes in general economic or political conditions, or in the financial credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which Peerless or any of its subsidiaries conducts business;

(ii)	any changes, events, effects, occurrences, states of facts or developments that affect the industries in which Peerless or any of its subsidiaries operate;

(iii)

any change in law applicable to Peerless or any of its subsidiaries or any of their respective properties or assets or changes in the United States generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board;

(iv)	any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof;

(v)	compliance with the terms of, or the taking of any action required by, the Merger Agreement;

(vi)

the entry into, announcement or pendency of the Merger Agreement, the Offer, the Merger or any other Transaction (including any impact on or disruption in relationships with customers, suppliers, licensors, distributors, employees or other similar relationships);

(vii)	acts or omissions of Peerless prior to the Effective Time taken pursuant to the Merger Agreement or at the written request of Parent or Purchaser or with the prior written consent of Parent or Purchaser, in each case, in connection with the Transactions or applicable Law; or

(viii)	any actions, suits, claims, hearings, arbitrations, investigations, or other proceedings relating to the Merger Agreement or the Transactions before any governmental authority.

provided, however, that the exceptions set forth above shall only apply to the extent such change, event, effect, development, occurrence, state of facts or development does not disproportionately affect Peerless or its subsidiaries relative to other persons in the industries in which Peerless and its subsidiaries operate.

In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to Peerless with respect to:

•	corporate matters related to Parent and Purchaser, such as organization, standing, qualification, power and authority;

•	validity of the Merger Agreement;

•	governmental filings and certain other governmental and other third party consents and approvals, and no violations of organizational or governance documents;

•	the absence of litigation;

•	the absence of certain agreements;

•	financial capability to consummate the Merger;

•

the accuracy and completeness of information furnished to Peerless, specifically for inclusion in documents filed by Peerless with the SEC or required to be distributed or otherwise disseminated to Peerless’s stockholders in connection with the Offer, including the Schedule 14D-9;

•	capital structure of Purchaser;

•	brokers and finders; and

•	investment intention.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, event, effect, development, occurrence, state of facts or development that is materially adverse to the business, results of operations, properties, assets, liabilities or financial condition of Parent and its subsidiaries, taken as a whole which, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other Transactions.

None of the representations or warranties contained in the Merger Agreement survive the consummation of the Merger or the termination of the Merger Agreement.

Conduct of Business by Peerless Pending the Merger. Except as permitted by the terms of the Merger Agreement, as set forth in Peerless’ confidential disclosure letter delivered pursuant to the Merger Agreement, as required by applicable law, or unless Parent has otherwise consented in writing, Peerless agrees that, from the date of the Merger Agreement until the Offer Closing, Peerless and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and Peerless shall use its reasonable best efforts to maintain its current relationships with its material suppliers, manufacturers, distributors, customers, key executive officers and other key employees.

Without limiting the generality of the foregoing except as permitted by the terms of the Merger Agreement, as set forth in Peerless’s confidential disclosure letter delivered pursuant to the Merger Agreement, as required by applicable law, or unless Parent has otherwise consented in writing, Peerless shall not, and shall not permit any of its subsidiaries to:

•	amend or otherwise change its certificate of incorporation or bylaws or similar organizational documents of any of its subsidiaries;

•

issue, sell, pledge, dispose, encumber, grant, confer or award any shares of Peerless’ or any of its subsidiaries’ capital stock, or any options (excluding any Top-Up Option or Top-Up Shares), warrants, restricted stock units, convertible securities or other rights of any kind to acquire any (or that are valued in reference to) shares of Peerless’ or its subsidiaries’ capital stock or take any action not otherwise contemplated by the Merger Agreement to cause to be exercisable any otherwise unexercisable Company Option under any existing stock plan (except as otherwise required by the terms of any unexercisable Company Option outstanding as of the date of the Merger Agreement); provided, however, that Peerless may (i) issue Shares upon the exercise of Company Options outstanding as of the date of the Merger Agreement, (ii) grant awards under individual employment agreements or offer letters executed prior to the date of the Merger Agreement and (iii) issue Top-Up Shares pursuant to the Merger Agreement;

•

(i) declare, authorize, make or pay any dividend or other distribution, whether in cash, stock, property, or otherwise, other than dividends and distributions paid by any direct or indirect wholly owned subsidiary of Peerless to its parent and other than dividends declared by the board of directors of Peerless prior to the date of the Merger Agreement, but unpaid as of the date of the Merger Agreement, (ii) adjust, split, combine or reclassify any capital stock, voting securities or other equity interests of Peerless or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, voting securities or equity interests of Peerless or any of its subsidiaries or (iii) purchase, redeem or otherwise acquire any shares of capital stock, voting securities, other equity interests or obligations convertible into or exchangeable for any shares of capital stock, voting securities or other equity interests of Peerless or any of its subsidiaries or any rights, warrants, calls or options to acquire any such shares of capital stock, voting securities or other equity interests, except for purchases, redemptions or other acquisitions required in connection with the forfeiture, exercise or vesting of any Company Options outstanding as of the date of the Merger Agreement or used after the date of the Merger Agreement in accordance with the Merger Agreement;

•

except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to employees, directors, executive officers of the Company or any of its subsidiaries, other than, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries, increases in cash compensation in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus review process conducted each year), provided that such increases are not material, either individually or in the aggregate, (ii) grant any severance or termination pay to, or enter into or amend any severance agreement with, any director, officer, employee of the Company or any of its subsidiaries other than, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries, granting any severance or termination pay or entering into any severance agreement in the ordinary course of business consistent with past practice, provided that such pay and agreements are not material, either individually or in the aggregate, (iii) enter into any employment agreement (other than an “at will” agreement that may be terminated by the Company without cost or penalty) with any employee or officer of the Company or any of its subsidiaries (except to the extent necessary to replace a departing employee) other than, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries, entering into employment agreements with employees who are employed outside the United States in the ordinary course of business consistent with past practice, provided such agreements are not material, either individually or in the aggregate, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan, (v) amend or modify any outstanding equity award other than to the extent required by the terms of this Agreement, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement contract or arrangement or Company Benefit Plan, (vii) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan other than to the extent expressly required by the terms of this Agreement, or (viii) change any actuarial assumption used to calculate funding obligations with respect to any Company Benefit Plan, except to the extent required by applicable Law, or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined;

•	acquire other companies or organizations, or divisions or assets thereof, other than purchases of inventory or other assets in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business consistent with past practice (i) sell, lease, license or otherwise encumber or otherwise dispose of or transfer assets with a value in excess of $50,000, or (ii) enter into, modify or amend any material lease of real property;

•

(i) incur or modify the terms of any material indebtedness for borrowed money in excess of $50,000 in the aggregate or guarantee any such indebtedness for any person, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than Peerless or any of its wholly owned subsidiaries) other than in the ordinary course of business consistent with past practices or (iii) repay, redeem, repurchase or otherwise retire, or otherwise make any payment in respect of, any material indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities, other than in the ordinary course of business consistent with past practices or as required by their terms in effect on the date of the Merger Agreement;

•	make any capital expenditures which, in the aggregate, are in excess of $50,000;

•

except in the ordinary course of business (i) enter into any agreement that would be considered a material contract as specified in the Merger Agreement (a “Company Material Contract”), (ii) modify any material aspect or material right under any Company Material Contract outside the ordinary course of business or consistent with past practice, (iii) terminate any Company Material Contract or (iv) waive, release, or assign any material rights or claims under any Company Material Contract, which if so entered into, modified, terminated, waived, released or assigned would be materially adverse to the business of Peerless and its subsidiaries, taken as a whole;

•	except as required by GAAP or applicable laws, make any change in accounting methods, principles or practices;

•	adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

make or change any material tax elections, settle or compromise any material tax liability of Peerless or any subsidiaries, make any material change in any method of tax or financial accounting, file any amendment to an income or other material tax return, waive or extend any statute of limitations in respect of taxes except as required by law, fail to promptly notify Parent of any audit, examination, investigation, written claim or other proceedings by any taxing authority that arises prior to the Effective Time and involves a material amount of taxes; or

•	authorize, commit, resolve or enter into any agreement to do any of the things described in the preceding bullet points.

Access to Information; Confidentiality. Until the Effective Time, and subject to applicable law, applicable contractual restrictions and certain confidentiality obligations, Peerless agrees to provide Parent and Parent’s authorized representatives with reasonable access during normal business hours to Peerless’ and its subsidiaries’ properties, books, contracts, records, agreements and directors, managers, officers, representatives and other information as may be reasonably requested.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for certain indemnification rights and customary amounts of Directors’ and Officers’ insurance in favor of Peerless’ and its subsidiaries’ current and former directors, officers or employees.

Appropriate Action; Consent; Filings. Subject to the limitations set forth in this Section (“Appropriate Action; Consent; Filings”), each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to consummate and make effective the Transactions, including: (i) obtaining actions or nonactions, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the Transactions, and making all necessary registrations and filings (including filings with governmental authorities, if any) and taking all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the Transactions, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions performed or consummated by such party in accordance with the terms of the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed and (iii) executing and delivering any additional instruments necessary to consummate the Transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

Public Announcements. The parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the Merger Agreement or the Transactions, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Go-Shop; Non-Solicitation; Acquisition Proposals. During the period commencing on the date of the Merger Agreement and ending upon the earlier of: (i) the fiftieth (50th) day following the date of the Merger Agreement, (ii) if the Minimum Tender Condition has been satisfied as of the Initial Expiration Date, the next Business Day after the Initial Expiration Time and (iii) if the Minimum Tender Condition has not been satisfied as of the Initial Expiration Time, the next Business Day after the date on which the Company receives written notice from Parent and Acquisition Sub that the Minimum Tender Condition has been satisfied, Peerless and its representatives and subsidiaries shall be permitted to (a) solicit, initiate, encourage, induce and facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal (as defined below), (b) grant a waiver substantially in the form attached to the Merger Agreement as Exhibit A thereto or terminate any “standstill” or similar obligation of any third party with respect to Peerless or any of its subsidiaries to allow such third party to submit a Competing Proposal (defined below) in compliance with the requirements described in this Section (“Go-Shop; Non-Solicitation; Acquisition Proposals”) and (c) engage in discussions and negotiations with, and furnish non-public information relating to Peerless and its subsidiaries and afford access to the books and records of Peerless and its subsidiaries to any third party in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal; provided, that prior to furnishing such information or affording such access, Peerless has entered into a confidentiality agreement containing terms no less favorable to Peerless than the terms set forth in the confidentiality agreement between Parent and Peerless (the “Acceptable Confidentiality Agreement”) with such third party and has previously provided or made available (or substantially concurrently provides or makes available) such information to Parent. Notwithstanding anything described in this Section (“Go-Shop; Non-Solicitation; Acquisition Proposals”) to the contrary, Peerless shall not, and shall not permit its subsidiaries to, reimburse or agree to reimburse the expenses of any third party (other than Peerless’ representatives) in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

Except as permitted by this Section (“Go-Shop; Non-Solicitation; Acquisition Proposals”) and except with an Excluded Party (defined below) (for so long as such person is an Excluded Party), from and after the expiration of the Go-Shop Period Peerless shall, and shall cause each of its directors, officers, representatives and subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to a Competing Proposal.

Peerless shall within 1 business day following the expiration of the Go-Shop Period: (i) deliver to Parent a written notice setting forth: (a) the identity of each Excluded Party and (b) the material terms and conditions of the pending Competing Proposal made by such Excluded Party (it being understood that price per share shall be considered a material term of any such pending Competing Proposal) and (ii) deliver to Parent unredacted copies of all proposed transaction documents received by Peerless or any of its representatives from any such Excluded Party or its representatives, including any financing commitments (including redacted fee letters) related thereto. In addition, from and after the expiration of the Go-Shop Period, Peerless shall, as promptly as reasonably practicable, and in any event within 1 business day of receipt by Peerless or any of its representatives of any Competing Proposal or any inquiry or request that could reasonably be expected to lead to any Competing Proposal, (i) deliver to Parent a written notice setting forth: (a) the identity of the third party making such Competing Proposal, inquiry or request and (b) the material terms and conditions of any such Competing Proposal (it being understood that price per share shall be considered a material term of any such Competing Proposal); and (ii) deliver to Parent unredacted copies of all proposed transaction documents received by Peerless or any of its representatives from any such third party or its representatives relating to any such Competing Proposal, including any financing commitments (including redacted fee letters) related thereto. Peerless shall keep Parent reasonably informed of any material amendment or modification of any such Competing Proposal, inquiry or request on a reasonably prompt basis, and in any event within two (2) business days thereof.

Except as expressly permitted by the Merger Agreement, Peerless shall not, and shall cause its directors, officers and subsidiaries not to, and shall cause each of its representatives and its subsidiaries’ representatives not to, from the expiration of the Go-Shop Period until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated in accordance with its terms, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry by, discussion with, or offer or request from any third party that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) engage in any discussions or negotiations with (other than to state they are not permitted to engage in discussions or negotiations), or furnish any non-public information relating to Peerless or any of its subsidiaries to, or afford access to the books or records of Peerless or its subsidiaries to, any third party that, to the knowledge of Peerless, is seeking to make, or has made, a Competing Proposal, or (iii) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).

At any time after the expiration of the Go-Shop Period and prior to the Offer Closing, Peerless or its board of directors, directly or indirectly through its representatives, may (i) furnish nonpublic information to any third party making a Competing Proposal (provided, however, that prior to so furnishing such information, Peerless has entered into an Acceptable Confidentiality Agreement with such third party and previously provided such information to Parent) and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal, in each case if: (a) such third party has submitted a bona fide written Competing Proposal that did not result from a material breach the Merger Agreement and that the board of directors of Peerless, or any duly authorized committee thereof, determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below) and (b) the board of directors of Peerless, or any duly authorized committee thereof, determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. Prior to taking any of the actions referred to in this section, Peerless shall notify Parent and Purchaser orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this section. Notwithstanding anything to the contrary contained in this Section (“Go Shop; Non-Solicitation; Acquisition Proposals”), prior to the Offer Closing, Peerless shall be permitted to take the actions in the 1st and 4th paragraphs in this Section (“Go Shop; Non-Solicitation; Acquisition Proposals”) (other than clause (iii) of the 4th paragraph except to the extent effected in accordance with the Merger Agreement) and clauses (i) and (ii) of this paragraph with respect to any Excluded Party for so long as such person is an Excluded Party and the restrictions in the 4th paragraph of this Section (“Go Shop; Non-Solicitation; Acquisition Proposals”) (other than in clause (iii) hereof, except to the extent effected in accordance with the Merger Agreement) shall not apply with respect thereto.

Except as expressly permitted by this paragraph, neither the board of directors of Peerless nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Purchaser, the Company Recommendation or fail to include the Company Recommendation in the Schedule 14D-9; (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Competing Proposal (any of the actions described in the preceding clauses (i) and (ii) an “Adverse Recommendation Change”); or (iii) cause or permit Peerless or any of its subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in the Merger Agreement, at any time prior to the Offer Closing, the board of directors of Peerless shall be permitted (i) to terminate the Merger Agreement pursuant to its terms to enter into a definitive agreement with respect to a Superior Proposal that did not result from a material breach of the Merger Agreement, subject to compliance with the terms and conditions of the Merger Agreement, if the board of directors of Peerless (a) has received a Competing Proposal that, in the good faith determination of the board of directors of Peerless, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Purchaser pursuant to the Merger Agreement, and (b) determines in good faith, after consultation with its legal advisors, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, or (ii) to effect an Adverse Recommendation Change described in clause (i) of such definition, solely as a result of an Intervening Event, if the board of directors of Peerless determines in good faith, after consultation with its legal advisors, that failure to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Peerless shall not be entitled to effect an Adverse Recommendation Change or to terminate the Merger Agreement with respect to a Superior Proposal unless (i) Peerless has provided prior written notice at least three (3) full business days in advance (and does not take action until after 12:01 a.m. on the day following such 3rd full business day) (a “Notice of Superior Proposal”) to Parent and Purchaser that Peerless intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the third party and unredacted copies of all proposed transaction documents, including any financing commitments and redacted fee letters related thereto), (ii) during the three (3) business day period following Parent’s and Purchaser’s receipt of the Notice of Superior Proposal, Peerless shall, and shall cause its representatives to, negotiate with Parent and Purchaser in good faith (to the extent Parent and Purchaser desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, (iii) following the end of the three (3) business day period, the board of directors of Peerless shall have determined in good faith, after consultation with its legal and financial advisors and taking into account any changes to the Merger Agreement proposed in writing by Parent and Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and (iv) in the event of any material amendment to the financial terms or any other material amendment of such Superior Proposal, a new Notice of Superior Proposal shall have been provided by Peerless to Parent and Peerless shall be required to comply again with the requirements of this paragraph, except that references to the three (3) business day period above shall be deemed to be references to a two (2) business day period.

The Merger Agreement provides that nothing contained in the provisions described in this Section (“Go-Shop; Non-Solicitation; Acquisition Proposals”) is deemed to prohibit Peerless or its board from (i) taking and disclosing to Peerless’ stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to Peerless’ stockholders), or (ii) making any “stop, look and listen” communication to Peerless’ stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to Peerless’ stockholders) if the board of directors of Peerless has determined in good faith, after consultation with legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that any permitted disclosures as described in this paragraph shall not be a basis, in themselves, for Parent to terminate the Merger Agreement on the basis that the board of directors of Peerless has effected an Adverse Recommendation Change.

From the date of the Merger Agreement until the end of the Go-Shop Period, Peerless shall be permitted to grant a Standstill Waiver with respect to Peerless or any of its subsidiaries in compliance with this Section (“Go-Shop; Non-Solicitation; Acquisition Proposals”). After the expiration of the Go-Shop Period, Peerless shall not grant any waiver or release under any “standstill” or similar obligation with respect to Peerless or any of its subsidiaries; provided, however, at any time prior to the Offer Closing, the board of directors of Peerless may grant a waiver or release under any standstill agreement with respect to Peerless or any of its subsidiaries if the board of directors of Peerless, or any duly authorized committee thereof, determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with result in a breach of the directors’ fiduciary duties under applicable law. Except as contemplated by this Section (“Go-Shop; Non-Solicitation; Acquisition Proposals”), Peerless shall use its reasonable best efforts to enforce, and shall not release or permit the release of any third party from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement to which Peerless or any of its subsidiaries is a party or under which Peerless or any of its subsidiaries has any rights. Peerless shall not, and shall not permit any of its representatives to, enter into any confidentiality agreement subsequent to the date of the Merger Agreement which prohibits Peerless from providing to Parent the information specifically required to be provided to Parent pursuant to this Section (“Go-Shop; Non-Solicitation; Acquisition Proposals”).

For purposes of the Merger Agreement:

“Competing Proposal” shall mean, other than the Transactions, any bona fide written proposal or offer (other than a proposal or offer by Parent, Purchaser or any of its subsidiaries), including any amendments, adjustments, changes, revisions and supplements thereto, from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Third Party of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any Third Party of fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock, or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis.

“Excluded Party” shall mean any person, group of persons or group that includes any person from which the Company received during the Go-Shop Period a written Competing Proposal that: (a) remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period; and (b) the board of directors of the Company determines in good faith during the one (1) Business Day period commencing upon the expiration of the Go-Shop Period, after consultation with the Company’s financial and legal advisors, constitutes or could reasonably be expected to lead to a Superior Proposal; provided, however, that a person that is an Excluded Party shall cease to be an Excluded Party upon the withdrawal, termination or expiration of such Competing Proposal (as it may be amended, adjusted, changed, revised, extended and supplemented).

“Superior Proposal” means a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to 50%) made by a third party on terms that the board of directors of Peerless determines in good faith, after consultation with Peerless’ financial and legal advisors is more favorable to Peerless’ stockholders from a financial point of view than the terms of the Offer or the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing).

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•	by mutual written consent of each of Parent and Peerless;

•	by either Parent or Peerless, if:

•

the Offer Closing shall not have occurred on or before April 30, 2015, (the “Termination Date”) or the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate the Merger Agreement for the foregoing reason shall not be available to a party whose failure to fulfill in any material respect its obligations under the Merger Agreement has been the cause of, or resulted in such events; or

•

(i) a law shall have been enacted, entered or promulgated prohibiting or making illegal the consummation of the Offer or the Merger on the terms contemplated by the Merger Agreement or (ii) any governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the Transactions, and such order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under clause (ii) of this bullet point shall not be available to a party if the issuance of such final, non-appealable order was primarily due to the failure of such party, and in the case of Parent, including the failure of Purchaser, to perform any of its obligations under the Merger Agreement;

•	by Peerless if:

•	Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within (i) ten (10) days of receipt by Parent of written notice of such breach or failure or (ii) any shorter period of time that remains between the date Peerless provides written notice of such breach and the Termination Date; provided, however, that Peerless shall not have the foregoing termination right if the Offer Closing shall have occurred;

•

prior to the Offer Closing (i) the board of directors of Peerless has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions described above in the Section “Acquisition Proposals;” and (ii) that an Intervening Event has occurred;

•

all of the conditions to consummation of the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing), and Parent and Purchaser fail to consummate the Merger within three (3) Business Days following the date the Merger Closing should have occurred; provided, however, that during such period of three (3) Business Days following the date the Merger Closing should have occurred pursuant to the Merger Agreement and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to this paragraph; or

•

all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer and (y) Parent shall have failed to consummate the Offer within three (3) Business Days in accordance with the Merger Agreement

•	by Parent, if:

•	Peerless shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in a failure of any Merger Condition, and (B) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company within (1) thirty (30) days of receipt by the Company of written notice of such breach or failure or (2) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date, provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this section : (A) the Offer Closing shall have occurred or (B) Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

•	Peerless shall have materially breached the Go-Shop provision; provided, however, that Parent shall not have the right to terminate the Agreement if the Offer Closing shall have occurred; or

•

(i) the board of directors of the Company shall have effected an Adverse Recommendation Change or shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following the public announcement of a Competing Proposal (provided, however, that (I) such ten (10) Business Day period shall be extended for an additional five (5) Business Days following any material modification to such Competing Proposal occurring after receipt of Parent’s written request; (II) and such reaffirmation may include such additional disclosures as the board of directors of the Company determines, in good faith, after consultation with legal counsel, would reasonably be necessary to satisfy the fiduciary duties of the board of directors of the Company or comply with applicable Law); or (ii) the Company enters into an Alternative Acquisition Agreement; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this section if the Offer Closing shall have occurred.

Effect of Termination. If the Merger Agreement is terminated and the Merger abandoned as described in the above Section “Termination”, written notice thereof shall be given to the other parties specifying the provisions of the Merger Agreement pursuant to which the termination is made and the basis thereof, and the Merger Agreement shall become null and void and of no effect with no liability to any person on the part of any party to the Merger Agreement (or any of its representatives), subject to certain exceptions specified in the Merger Agreement, including, without limitation, the applicable remedies described below in the Section “Termination Fees” and the Confidentiality Agreement (as described below in the Section “Confidentiality Agreement”), which will survive termination of the Merger Agreement in accordance with their terms.

Termination Fees.

If, due to a condition or Peerless action or inaction, Parent, while not in material breach of any of its obligations of the Merger Agreement, terminates the Merger Agreement pursuant to the terms of the Merger Agreement permitting termination by the Parent because Peerless entered into an Alternative Acquisition Agreement, the parties agree that Parent shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and Peerless shall pay to Parent a equal to the amount of Expenses incurred by Parent and/or Purchaser, but in any event not to exceed Two Hundred Thousand Dollars ($200,000) (the “Company Termination Fee”), provided that (i) in no event shall such condition, action or inaction causing the Company Termination Fee to become due and payable manifest or occur after the Termination Date; (ii) in no event shall the Company Termination Fee become due and payable if the Merger Agreement is terminated by the written mutual consent of the parties or if Parent or Purchaser has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement or the Merger Agreement is terminated for any reason other than because Peerless entered into an Alternative Acquisition Agreement; and (iii) in no event shall Peerless be required to pay the Company Termination Fee on more than one occasion. The Company Termination Fee shall be payable in immediately available funds by wire transfer no later than three (3) Business Days after such termination.

If, due to a condition, or an action or inaction by Parent or Purchaser, Peerless, while not in material breach of any of its obligations under the terms of the Merger Agreement, terminates the Merger Agreement pursuant to the terms of the Merger Agreement permitting termination by Peerless, the parties agree that Peerless shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and Parent shall pay to Peerless a fee of Six Million Dollars ($6,000,000) (the “Parent Termination Fee”), provided that (i) in no event shall such condition, action or inaction causing Parent Termination Fee to become due and payable manifest or occur after the Termination Date; (ii) in no event shall the Parent Termination Fee become due and payable if this Agreement is terminated by the written mutual consent of the parties, the Peerless board has determined to enter into a definitive agreement with respect to a Superior Proposal, or if Peerless has breached of failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement; and (iii) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The Parent Termination Fee shall be payable in immediately available funds by wire transfer no later than three (3) Business Days after such termination.

Availability of Specific Performance. The parties to the Merger Agreement agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions, and agree that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity in any such event and prior to the valid exercise of any termination right by the parties as described above in the Section “Termination Fees.”

Expenses. Pursuant to the Merger Agreement, other than as otherwise described above in the Section “Termination Fees,” all expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses.

Governing Law. The Merger Agreement is governed by the laws of the State of Delaware.

12. Purpose of the Offer; Plans for Peerless.

Purpose of the Offer. The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Peerless. The Offer, as the first step in the acquisition of Peerless, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger immediately following the Offer Closing.

If you sell your Shares in the Offer, you will cease to have any equity interest in Peerless or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Peerless. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Peerless.

Merger Without a Meeting. If the Offer is consummated, we do not anticipate seeking the approval of Peerless’ remaining public shareholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Peerless in accordance with Section 251(h) of the DGCL. Section 253 of the DGCL provides that if a parent company owns at least ninety percent (90%) of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, the Merger Agreement provides that if (i) Parent and Peerless determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL and Purchaser has not acquired at least ninety percent (90%) of the Shares on a fully-diluted basis in the Offer and (ii) Purchaser is unable to exercise the Top-Up Option pursuant to the terms of the Merger Agreement such that a stockholder vote is required in order to consummate the Merger, then Parent and Purchaser will take such actions as are reasonably necessary (including executing and delivering a written consent with respect to any Shares owned by Parent and/or Purchaser) to effect the required stockholder vote by written consent of the stockholders of Peerless and to effect the Merger in compliance with applicable law.

Appraisal Rights. Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of Peerless will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

Plans for Peerless. It is expected that, initially following the Merger, the business and operations of Peerless will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of Peerless during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Peerless’ business, operations, capitalization and management with a view to optimizing development of Peerless’ potential.

To the knowledge of Purchaser and Parent, except for certain agreements described in the Schedule 14D-9 between Peerless and its executive officers and directors, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of Peerless, on the one hand, and Parent, Purchaser, any of their affiliates or Peerless, on the other hand, existed as of the date of this Offer to Purchase, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Peerless entering into any such agreement, arrangement or understanding.

It is possible that certain members of Peerless’ current management team will enter into new employment arrangements with the Surviving Corporation after the completion of the Offer and the Merger. Such arrangements may include the right to purchase or participate in the equity of Purchaser or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until after the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

At the Effective Time, the articles of incorporation of Purchaser and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the articles of incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation and bylaws. The directors of Purchaser at the Effective Time will become the directors of the Surviving Corporation and the officers of Peerless at the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Merger.”

Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer, Plans for Peerless —Plans for Peerless,” Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Peerless or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Peerless or any of its subsidiaries, (iii) any material change in Peerless’ capitalization or dividend policy, (iv) any other material change in Peerless’ corporate structure or business or (v) any material change in the composition of its management or board of directors.

13. Certain Effects of the Offer.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger immediately following the Offer Closing.

Stock Quotation. The Shares are currently listed on the NASDAQ. Immediately following the consummation of the Merger, the Shares will no longer meet the requirements for continued listing on the NASDAQ because the only stockholder will be Purchaser. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend and will cause Peerless to delist the Shares from the NASDAQ.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Immediately following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Peerless to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Peerless to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Peerless, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Peerless and persons holding “restricted securities” of Peerless to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Peerless to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14. Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Peerless will not, and will not allow its wholly owned subsidiaries to, declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the capital stock of Peerless or any subsidiary of Peerless.

15. Certain Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Peerless common stock promptly after the termination or withdrawal of the Offer), pay for any shares of Peerless common stock tendered pursuant to the Offer if:

(a) there shall not have been validly tendered and not validly withdrawn by the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by Parent or any of its subsidiaries, would represent at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

(ii) any of the representations and warranties of Peerless set forth in Article III of the Merger Agreement shall not be true and correct in all material respects as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such failures to be true and correct as have not caused a Company Material Adverse Effect;

(iii) Peerless shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement, except for such failures to perform or comply as have not caused a Company Material Adverse Effect; or

(iv) the Merger Agreement shall have been terminated in accordance with its terms.

Prior to the Offer Closing, Peerless shall deliver to Parent a certificate, signed on behalf of Peerless by its chief executive officer, certifying that the conditions set forth in clauses (ii) and (iii) of paragraph (b) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on our review of Peerless’ publicly available SEC filings and other information regarding Peerless, we are not aware of any licenses or other regulatory permits that appear to be material to the business of Peerless and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Peerless’ or our business or that certain parts of Peerless’ or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 15—“Certain Conditions of the Offer.”

Stockholder Approval Not Required. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Peerless will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Peerless. Following the consummation of the Offer, Parent, Purchaser and Peerless will take all necessary and appropriate action to effect the Merger as promptly as practicable without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the DGCL.

State Takeover Laws. A number of states (including Delaware, where Peerless is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire fifteen percent (15%) or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such time. No Delaware statute should have the effect of precluding the Offer or the Merger. Purchaser has not attempted to comply with any other state takeover laws in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger (other than the DGCL), and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—“Certain Conditions of the Offer.”

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share pursuant to the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

17. Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is effected, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, is required to notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

●

prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Actuate a written demand for appraisal of Shares held, which demand must reasonably inform Actuate of the identity of the stockholder and that the stockholder is demanding appraisal;

●	not tender their Shares in the Offer; and

●	continuously hold of record Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to properly exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is effected. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

18. Fees and Expenses.

Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Continental Stock Transfer & Trust to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Peerless is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten (10) business days from the date of this Offer to Purchase, setting forth the recommendation of Peerless’s board of directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Peerless” above.

Mobius Acquisition Merger Sub, Inc.

January 13, 2015

SCHEDULE I

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PARENT AND PURCHASER

PARENT

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Except as otherwise noted, positions specified are positions with Parent.

Name	Address	Principal Occupation or Employment	Citizenship
Directors
None
Executive Officers
Lodovico de Visconti (Managing Member)	Centre City Tower LP, 650 Smithfield Street, Pittsburgh, Pennsylvania 15222

Mr. de Visconti has served as a Managing Director of LCV Capital Management, LLC for the past five (5) years. LCV Capital Management is an investment management company that manages a family of private equity and hedge funds focused on deep value investing.

United States

PURCHASER

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with Parent.

Name	Business Address	Principal Occupation or Employment	Citizenship
Directors
Lodovico de Visconti (Sole Director)	Centre City Tower LP, 650 Smithfield Street, Pittsburgh, Pennsylvania 15222

Mr. de Visconti has served as a Managing Director of LCV Capital Management, LLC for the past five (5) years. LCV Capital Management is an investment management company that manages a family of private equity and hedge funds focused on deep value investing.

United States
Executive Officers
Lodovico de Visconti (Chief Executive Officer)	Centre City Tower LP, 650 Smithfield Street, Pittsburgh, Pennsylvania 15222

Mr. de Visconti has served as a Managing Director of LCV Capital Management, LLC for the past five (5) years. LCV Capital Management is an investment management company that manages a family of private equity and hedge funds focused on deep value investing.

United States

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust

By Mail:	By Overnight Courier:
Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 Attention: Corporate Actions Department Tel: (917) 262-2378	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 Attention: Corporate Actions Department Tel: (917) 262-2378

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free 1 (800) 322-2885